UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Alpha and Omega Semiconductor Limited
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Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 18, 2011

NOTICE IS HEREBY GIVEN that the 2011Annual General Meeting of Shareholders (the “Annual Meeting”) of Alpha and Omega Semiconductor Limited, a Bermuda company (“we,” “our,” “us,” or the “Company”), will be held on Friday, November 18, 2011 at 9:00 a.m., local time, at Alpha and Omega Semiconductor Taiwan office located at 9F, No. 292, Yangguang Street, Neihu District, Taipei City 11491, Taiwan, or any other adjournments or postponements thereof, for the following purposes:

1.    To elect seven (7) nominees to serve as directors on our Board of Directors until the next annual general meeting of shareholders or until their successors are duly elected and qualified;

2. To approve and ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm, and to authorize our Board of Directors, acting through our audit committee, to determine the remuneration of such accounting firm, for the fiscal year ending June 30, 2012; and

3.  To hold an advisory (non-binding) vote on the compensation of our named executive officers as described in the accompanying proxy statement;

4. To hold an advisory (non-binding) vote on the frequency with which an advisory vote on the compensation of our named executive officers will be subject to the vote of our shareholders;
5.    To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only holders of common shares of record at the close of business on October 6, 2011 will be entitled to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, in order to ensure that your shares will be voted in accordance with your wishes and that a quorum at the Annual Meeting may be achieved, please promptly complete, sign, date and return the enclosed proxy card in the enclosed envelope. The proxy card must be properly dated, signed and returned in order to be counted. You can also submit your proxy to vote your shares via the Internet or by telephone by following the instructions set forth on the enclosed proxy card and the accompanying proxy statement.

By order of the Board of Directors,

Mike F. Chang
Chairman of the Board of Directors
Dated October 18, 2011

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting to be Held on November 18, 2011:
The Proxy Statement, Proxy Card and Annual Report on Form 10-K for fiscal year 2011 are available at:
http://investor.aosmd.com/annuals.cfm

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 18, 2011

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 18, 2011

INFORMATION REGARDING THE ANNUAL GENERAL MEETING
General
This proxy statement has information about the 2011 Annual General Meeting of Shareholders (the “Annual Meeting”) and was prepared by our management for the board of directors of Alpha and Omega Semiconductor Limited, a limited exempt company organized under the laws of Bermuda. The Notices of the Annual Meeting are being mailed to our shareholder on or about October 18, 2011. Each member of our Board of Directors supports each action for which your vote is solicited.
Our Board of Directors asks you to appoint Mike F. Chang, our Chairman and Chief Executive Officer, and Ephraim Kwok, our Chief Financial Officer, as your proxy holders to vote your shares at the meeting. You make this appointment by properly completing the enclosed proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the meeting in the manner specified in the proxy statement or, if no instructions are marked on the proxy, your shares will be voted as described below. Although management does not know of any other matter to be acted upon at the meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in the manner the proxy holders deem appropriate for any other matters that may properly come before the meeting.
We maintain our registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Our telephone number in the United States is (408) 830-9742. The mailing address of our business offices in the United States is 475 Oakmead Parkway, Sunnyvale, CA 94085.
Record Date and Shares Outstanding
The record date for the Annual Meeting has been set as the close of business on October 6, 2011. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the record date, there were 24,409,245 issued and outstanding common shares, par value $0.002 per share (“common shares” or “shares”). Each issued common share is entitled to one vote on the proposals to be voted on at the meeting. Shares held as of the record date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL MEETING
Why did I receive these materials?

Our shareholders as of the close of business on October 6, 2011, which we refer to as the “Record Date,” are entitled to vote at the Annual Meeting, which will be held at 9:00 a.m., local time, at Alpha and Omega Semiconductor Taiwan office located at 9F, No. 292, Yangguang Street, Neihu District, Taipei City 11491, Taiwan. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in the Proxy Statement. We distribute these proxy materials to our shareholders of record on the Record Date.

The Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for shareholder actions and includes information about the proposals, information concerning our management, corporate governance, principal shareholders and other relevant information. The accompanying proxy card also enables shareholders to vote on the matters without having to attend the Annual Meeting in person.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are providing our Chief Executive Officer and the Chief Financial Officer with the authority to vote your shares in the manner you indicate on your proxy card.

What are the proposals to be considered at the meeting and what vote is required to approve each proposal?

The Board of Directors is submitting four proposals for shareholder actions at the Annual Meeting:

•
Proposal 1 - the election of seven (7) nominees to serve as directors on our Board of Directors until the next annual general meeting of shareholders or until their successors are duly elected and qualified. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no effect on this proposal.

•
Proposal 2 - the approval and ratification of the appointment of Grant Thornton, LLP (“Grant Thornton”) as our independent registered public accounting firm, and the authorization for our Board of Directors to determine the remuneration of such accounting firm, for the fiscal year ending June 30, 2012. The affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required. A properly executed proxy marked “abstain” with respect to Proposal 2 will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on this proposal.

•
Proposal 3 - our shareholders will have an advisory (non-binding) vote on executive compensation as described in this proxy statement. Proposal 3 requires the affirmative vote of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting. However, Proposal 3 represents only an advisory vote of the shareholders and is non-binding on the Board of Directors. Abstentions and broker non-votes will have no effect on this proposal.

•
Proposal 4 - our shareholders will have an advisory (non-binding) vote on the frequency of future advisory votes on executive compensation. Shareholders may vote, on an advisory basis, as to whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years or shareholders may abstain from voting. The frequency receiving a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be considered the frequency recommended by our shareholders. However, Proposal 4 represents only an advisory vote of the shareholders and is non-binding on the Board of Directors. Whether or not a particular frequency receives majority approval in accordance with the foregoing standards, the Board of Directors will have complete discretion to determine the actual future frequency of advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on this proposal.

Who is entitled to vote at the Meeting?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to participate and vote in the Annual Meeting. If you were a shareholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common share you own as of the Record Date. As of the Record Date, there were 24,409,245 shares of our common shares outstanding and eligible to vote.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are considered the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to our management or to vote in person at the Annual Meeting. If your shares are held in a brokerage, bank, trust or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trust or nominee how to vote and are also invited to attend the Annual Meeting.

How can I vote my shares in person at the Annual Meeting?

If you are a shareholder of record, you may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the proxy card attached to the Proxy Statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you directed. You may also vote in person at the Annual Meeting.

If you are a beneficial owner, your broker, bank, trust or nominee should have provided voting instructions for you to use in directing them how to vote your shares. You may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the broker, bank, trust or nominee. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. Shares held by you beneficially in “street name” through a broker, bank, trust or other nominee may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares.

Can I vote by telephone or electronically through the Internet?

If you are a shareholder of record, you may vote by telephone by calling 1-800-652-8683 within U.S.A., U.S. territories and Canada, or 1-781-575-2300 outside U.S.A., U.S. territories and Canada, or electronically through the Internet at www.investorvote.com/aosl. The instructions are included with your proxy card.

If your shares are held in “street name,” please check your proxy card or contact your broker, bank, trust or other nominee to determine whether you will be able to vote by telephone or electronically through the Internet and the deadline for such voting.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of at least two shareholders representing a majority of the aggregate voting power of the Company's common shares outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the Annual Meeting.

Proxies received but marked as abstentions, votes withheld and broker non-votes (as described below) will be included in the calculation of the number of shares present at the Annual Meeting for quorum purposes.

Who can attend the annual meeting?

All shareholders of record as of the close of business on October 6, 2011 can attend the meeting. However, seating is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	If you are a shareholder of record, bring proof of ownership of your shares and a form of identification; or

•
If you are a “street name” holder, bring proof of ownership of your shares through your broker, bank, trust or nominee, a form of identification. You must have obtained a “legal proxy” from your broker, bank, trust or nominee to vote at the Annual Meeting.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record and submitted your proxy through the mail, Internet or by telephone, you may revoke your proxy at any time before the vote is taken at the Annual Meeting by any of the following ways

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the Annual Meeting;

•	giving written notice of the revocation of your proxy to our Corporate Secretary at the address shown above that is actually received by our Corporate Secretary prior to the Annual Meeting; and

•	voting in person at the Annual Meeting.

If you are a “street name” holder, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee or, if you have obtained a legal proxy from your broker, bank, trust or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board of Directors' recommendations?

Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors. After careful consideration, the Board of Directors recommends the following vote for proposals:

Proposals	Recommendation of the Board of Directors

1 Election of Directors	FOR all Nominees

2 Approval and Ratification of the appointment of Grant Thornton LLP as our independent registered accounting firm and authorization for the board to determine its remuneration for the year ending June 30, 2012.
FOR

3 Advisory (non-binding) vote on executive compensation	FOR

4 Advisory (non-binding) vote on frequency of holding an advisory vote on executive compensation	FOR every Three Years

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in the Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for shareholders will vote on those matters in the manner they consider appropriate.

How are votes counted and how will a broker non-vote be treated and counted?

For Proposal 1 with respect to election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For Proposal 2 with respect to the appointment of independent registered public accounting firm, you may vote “FOR,”

“AGAINST” or “ABSTAIN.” Abstentions will have no effect on the outcome of the votes.

For Proposal 3 with respect to the advisory vote on executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstention and broker non-vote will have no effect on the outcome of the votes.

For Proposal 4 with respect to the frequency of advisory note on executive compensation, you may vote “EVERY YEAR”, “EVERY TWO YEARS”, “EVERY THREE YEARS” or “ABSTAIN”. Abstention and broker non-vote will have no effect on the outcome of the votes.

As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares at the Annual Meeting. The broker, bank, trust or other nominee that is the shareholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. If you are a beneficial owner and your broker, bank, trust or other nominee holds your shares in its name, it is not permitted for the broker, bank, trust or other nominees to vote your shares on the election of directors (Proposal 1), the approval on an advisory and non-binding basis of the executive compensation described in the Proxy Statement (Proposal 3), or the approval on an advisory and non-binding basis of the frequency with which the compensation of our named executive officers will be submitted for shareholder approval (Proposal 4). The broker, bank, trust or other nominees are permitted to vote for the approval and ratification of the appointment of Grant Thornton LLP (Proposal 2). Broker non-votes are counted for purposes of establishing a quorum.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of the Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

How can I find out the results of the voting at the 2011 Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed within four business days after the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company's directors are elected annually to serve until the next annual general meeting of shareholders or until their successors are duly elected and qualified. Upon recommendation from our nominating and corporate governance committee, our Board of Directors has nominated each of the seven director nominees named below for election to the board at the Annual Meeting. Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of such nominees.

Director Nominees

Information concerning the director nominees as of October 6, 2011 is set forth below:

Name	Age	Position
Mike F. Chang, Ph.D.	66	Chairman of the Board and Chief Executive Officer
Yueh-Se Ho, Ph.D.	59	Director and Chief Operating Officer
Chung Te Chang (2)(3)	64	Director
Mark A. Stevens (1)(2)	51	Director
Howard M. Bailey (1)	65	Director
Thomas W. Steipp (1)(3)	62	Director
Richard W. Sevcik (2)(3)	63	Director
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Nominating and Corporate Governance Committee

Mike F. Chang, Ph.D., is the founder of our Company and has served as our Chairman of the Board and Chief Executive Officer since the incorporation of our Company. Prior to establishing our Company, Dr. Chang served as the Executive Vice President at Siliconix incorporated, a subsidiary of Vishay Intertechnology Inc., a semiconductor Company, or Siliconix, from 1998 to 2000. Dr. Chang also held various other positions at Siliconix from December 1987 to 1998. Earlier in his career, Dr. Chang held various positions at General Electric Company from 1974 to 1987. Dr. Chang received his B.S. in electrical engineering from National Cheng Kung University, Taiwan, and M.S. and Ph.D. in electrical engineering from the University of Missouri. Dr. Chang's extensive technological expertise and business experiences in the power semiconductor industry and his knowledge of our day-to-day operations and long-term strategic initiatives provide our Board of Directors with valuable insights and in-depth understanding of our Company.

Yueh-Se Ho, Ph.D., is a co-founder of our company and has served as our Chief Operating Officer since January 2006 and our director since March 2006. Dr. Ho has held various operations management positions in our company since our inception, including the Vice President of Worldwide Operations from 2003 to 2006 and the Vice President of Back End Operations from 2000 to 2003. Prior to co-founding our company, Dr. Ho served as the Director of Packaging Development and Foundry Transfer at Siliconix from 1998 to 2000. Dr. Ho received his B.S. in chemistry from Tamkang University, Taiwan, and Ph.D. in chemistry from the University of Pittsburgh. Dr. Ho's extensive operating experience in the power semiconductor industry and his scientific and technical expertise in various aspects of the design and development of power semiconductor solutions make Dr. Ho a valuable contributor to our Board of Directors.

Chung Te Chang has been a director of our company since March 2006. Mr. Chang also currently serves as a director of TECO Electric and Machinery Co. Ltd., a company listed on Taiwan Stock Exchange. Before his retirement, Mr. Chang served as the President, the Chief Executive Officer and the Vice Chairman of United Microelectronics Corporation, or UMC, a semiconductor foundry, from 1999 to 2007. He also served as the President of United Semiconductor Corporation, one of UMC's joint venture companies, from 1996 to 1999. Prior to joining UMC, Mr. Chang worked for several technology companies, including Hewlett-Packard Company, Zilog, Inc., SeeQ Technology, Inc. and Paradigm Technologies, Inc. Mr. Chang received his M.S. in electrical engineering from the University of Texas at Austin. Mr. Chang's extensive experiences in the management positions of various semiconductor companies, including UMC, one of the leading semiconductor foundries in the world, and his in-depth knowledge of the semiconductor manufacturing processes, bring to our Board of Directors significant operational expertise and understanding of our company.

Mark A. Stevens has been a director of our company since December 2006. Mr. Stevens is a partner at Sequoia Capital Limited Liability Partnership, or Sequoia Capital, where he focuses on investments in semiconductor, software, systems and energy-related areas. Prior to joining Sequoia Capital in 1989, he held various technical and field sales positions at Intel Corporation and was a member of the technical staff at Hughes Aircraft. Currently, he serves as a director of NVIDIA Corporation, a graphics processor company, and a member of the Board of Trustees of the University of Southern California. Mr. Stevens also currently serves as a Lecturer at the Stanford Graduate School of Business. Mr. Stevens received his B.S. in electrical engineering, B.A. in economics and M.S. in computer engineering, all from the University of Southern California, and M.B.A. from Harvard Business School. Mr. Stevens has over 20 years of experience as a venture capital investor, principally in the technology industry, and has served on the board of directors of several public companies. His extensive experiences in the investment of technology companies and his in-depth understanding of corporate strategies and high-growth opportunities in the semiconductor industry, as well as his leadership role at both large and startup technology companies and his affiliation with our major shareholder Sequoia Capital, make him an important member of our Board of Directors.

Howard M. Bailey has been a director of our company since March 2006. Mr. Bailey recently joined Lunera Lighting, Inc., an electrical equipment company, as Chief Financial Officer in November 2010. Mr. Bailey served as the Chief Financial Officer of Qpixel, Inc., a semiconductor company from 2007 to 2010. Prior to that, Mr. Bailey was the Chief Financial Officer of Occam Networks, Inc., a provider of networking equipment, after it merged with Accelerated Networks, Inc., from June 2002 to 2005. Prior to that, Mr. Bailey was the Senior Vice President and Chief Financial Officer at C-Cube Microsystems, Inc., or C-Cube, a developer of digital video compression technology, from May 2000 to May 2001, where he participated in selling C-Cube to LSI Corporation. Mr. Bailey was also the Chief Financial Officer of Quantum Effect Devices, Inc., a microprocessor design company, from May 1998 to May 2000. Mr. Bailey was also the Chief Financial Officer of Photon Dynamics, a provider of test solutions for the flat panel display market, from 1994 to 1998. Currently, he serves as a director of Sococo Corporation, a social communication services company and a director of Corsair Components Inc., a company that provides components for high performance computer systems. Mr. Bailey received his B.S. in economics from the University of Maryland and M.B.A. in finance from the University of Utah. Mr. Bailey's extensive experiences in financial management positions of various technology companies, his knowledge of complex financial and operational issues and corporate governance matters facing technology companies, and his deep understanding of the accounting principles and financial reporting rules and regulations, bring significant financial and auditing expertise to our Board of Directors.

Thomas W. Steipp has been a director of our company since November 2006. In August, 2010, he assumed the role as President and CEO of Liquid Metal Technologies. Prior to that, Mr. Steipp served in various roles at Symmetricom, Inc., a provider of telecommunication products, including as Chief Executive Officer, from December 1998 to June 2009, Chief Financial Officer from December 1998 to October 1999 and President and Chief Operating Officer of Telecom Solutions, a division of Symmetricom, from March 1998 to December 1998. Prior to joining Symmetricom, Mr. Steipp served as the Vice President and General Manager of Broadband Data Networks, a division of Scientific Atlanta, Inc., a transmission network supplier, from 1996 to 1998. Mr. Steipp received his B.S. in electrical engineering from the Air Force Academy and M.S. in industrial administration from Purdue University. Mr. Steipp's extensive experiences and background in working with publicly traded and technology-based companies, including recruitment of executive, investors communications and implementing new business models, and leading acquisition activities make him a valuable resource for our Board of Directors.

Richard W. Sevcik has been a director of our company since February 2010. Currently Mr. Sevcik also served as a director on the board of SiliconBlue Technologies, a provider of programmable logic solutions for mobile applications. Mr. Sevcik is the President of Sevcik Consulting, which he founded in 2006. Prior to founding Sevcik Consulting, Mr. Sevcik held various positions at Xilinx, Inc., a provider of programmable logic devices, including as the Executive Vice President and General Manager from January 2004 to May 2006, the Senior Vice President and General Manager from April 1997 to January 2004 and a member of the board of directors from 2000 to 2006. Prior to joining Xilinx, Mr. Sevcik held various positions at Hewlett-Packard Company, including Vice President from 1995 to 1997 and Group General Manager of its System Technology Group from 1994 to 1996. Mr. Sevcik received his B.S. in engineering physics from the University of Illinois and M.S. in electrical engineering from Northwestern University. Mr. Sevcik's extensive directorial, management and governance experiences and his understanding of the business operation and reporting of publicly traded technology companies, as well as his background in electrical engineering, bring significant management expertise, scientific knowledge and appropriate perspective to our Board of Directors.

The Board of Directors recommends that shareholders
vote “FOR” each of the above-mentioned nominees.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board of Directors

Our Bye-laws provide that our Board of Directors shall consist of not less than two directors. Our Board of Directors currently consists of seven directors. Our Board of Directors is the decision-making body responsible for, among other things, determining policies and guidelines for our business. Our Board of Directors also supervises our executive officers and monitors their implementation of policies and guidelines established from time to time by our Board of Directors.

No shareholder has the contractual right to designate persons to be elected to our Board of Directors, and our by-laws provide that directors be elected upon a resolution passed at a duly convened shareholders meeting, to hold office for such term as the shareholders may determine or until their successors are appointed or elected in accordance with our bye-laws. There is no minimum share ownership or age limit requirement for qualification to serve as a member of our Board of Directors.

We have determined that each of our directors, except for Dr. Mike F. Chang and Dr. Ho, is an “independent director” under the current rules of The NASDAQ Stock Market. In making this determination, our Board of Directors considered Mr. Mark Stevens' affiliations with Sequoia Capital, one of our stockholders.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors met a total of eight times during the fiscal year ended June 30, 2011, including regular scheduled meetings and special meetings called in connection with reviewing time-sensitive matters. During the fiscal year ended June 30, 2011, all incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board on which the director served, except for Mr. Chung Te Chang, who attended 64% of such meetings. Our policy is to encourage our Board members to attend each annual meeting of shareholders, and two Board members attended our 2010 annual general meeting of shareholders.

Committees of the board of directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002, the current rules of The NASDAQ Stock Market and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. The written charters for our audit committee, compensation committee and nominating and corporate governance committee are available at the Investor Relations section of our website at http://investor.aosmd.com/. The contents of this website address are not a part of the Proxy Statement.

Each committee has the composition and responsibilities described below:

Audit committee

Our audit committee consists of Howard M. Bailey, Thomas W. Steipp and Mark A. Stevens. The audit committee is chaired by Howard M. Bailey. Our Board of Directors has determined that Mr. Howard M. Bailey is an audit committee financial expert, as defined by the rules promulgated by the SEC. Our audit committee held eight meetings during fiscal year 2011. The audit committee's responsibilities include:

•	assisting our Board of Directors in its oversight of the integrity of our financial statements, risk management and internal control over financial reporting;

•	retaining and setting compensation of our independent auditor, evaluating and monitoring its performance, and if appropriate, discharging our independent auditor;

•	reviewing and approving all audit and non-audit services of our independent auditor;

•	reviewing and discussing with management and our independent auditor our financial statements included in public filings;

•	discussing with our independent auditor significant financial reporting issues in connection with the preparation of our financial statements;

•	resolving any disagreements between management and our independent auditor regarding financial reporting;

•	overseeing our disclosure controls and procedures; and

•	reviewing and approving related party transactions.

Compensation committee

Our compensation committee consists of Mark A. Stevens, Chung Te Chang and Richard W. Sevcik. The compensation committee is chaired by Mark A. Stevens. Our compensation committee held five meetings during fiscal year 2011. The compensation committee's responsibilities include:

•	establishing compensation arrangements and incentive goals for executive officers and administering compensation plans and equity-based plans;

•	evaluating the performance of executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based upon performance; and

•	reviewing and monitoring management development and succession plans and activities.

Although our compensation committee has the authority to engage an independent compensation consultant to advise it in the review process, it has not historically done so because of the limited size of our officer base, our status as a private company until 2010 and the relatively straight-forward structure of our compensation programs.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Chung Te Chang, Thomas W. Steipp and Richard W. Sevcik. The nominating and corporate governance committee is chaired by Chung Te Chang. Our nominating and corporate governance committee held one meeting during fiscal year 2011. The nominating and corporate governance committee's responsibilities will include:

•	recommending to the board of directors the composition and operations of the board;

•
identifying individuals qualified to serve as members of the board, and identifying and recommending that the board select the director nominees for the next annual meeting of shareholders and fill vacancies on the board; and

•	recommending to the board the responsibilities of each board committee, the composition and operation of each board committee and the director nominees for assignment to each board committee.

Leadership Structure of the Board

Our Board of Directors currently combines the positions of Chief Executive Officer and Chairman of the Board of Directors.  We believe that combining these two positions provides the most effective and efficient leadership structure.  Our Chief Executive Officer, Dr. Mike Chang, has extensive knowledge of the power semiconductor industry and an in-depth understanding of our strategic initiatives and day-to-day operations, which make him well suited to set the agenda and lead the discussions at board meetings.  This structure also facilitates communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board's ability to make informed decisions on critical issues facing our company.  In addition, combining the two positions allows us to establish a clear chain of command and speak in a single voice by reducing the potential for a divided leadership.

To ensure a strong independent Board of Directors, five (5) out of the total seven (7) members of our Board are non-employee and independent directors.  The Board of Directors holds executive sessions where only independent directors attend, and these executive sessions provide an effective method to perform oversight and advisory functions of the Board.  In addition, our Audit, Compensation and Nominating and Corporate Governance Committees consist of solely independent directors.  Given the composition of the Board with a strong slate of independent directors,  the Board does not believe that it is necessary to have a lead independent director at this time, although it may consider appointing a lead independent director if circumstances change.  We believe that the board leadership described above is the best structure to lead us in the achievement of our goals and objectives and establishes an effective balance between management leadership and appropriate oversight by independent directors.

Oversight of Risk Management by the Board

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic and operational risk exposure, including risks associated with acquisition of significant assets, changes in business models, major corporate transactions and market conditions in the semiconductor industry. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines is primarily responsible for assessing the risks associated with corporate governance practices and independence of the directors. We have also established a disclosure committee, which periodically reviews and assess any risk associated with our public disclosures, including quarterly earnings releases.

Nominations for Election of Directors

Director Qualifications

The Nominating and Corporate Governance Committee use a variety of criteria to evaluate the qualifications and skills necessary to serve as members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen, scientific expertise, familiarity with issues affecting the semiconductor industry and other backgrounds and attributes that are needed to help strengthen and balance the Board of Directors. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, while the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors that reflect a broad range of perspectives in the Board's decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, executive officers, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee recommends the director nominees to our Board of Director for approval for election at each annual general meeting of shareholders. Under our Bye-Laws, any director appointed by our Board of Directors is subject to re-election by shareholders at our next annual general meeting of shareholders. The nominees for election at this annual general meeting were unanimously recommended and approved by the Nominating and Corporate Governance Committee and our Board of Directors, respectively.

A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee's consideration should submit the candidate's name and qualifications to our Secretary at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. The Nominating and Corporate Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bye-laws. Our Bye-laws require, among other things, an advance written notice of the nomination in writing of not less than sixty (60) nor more than one hundred and eighty (180) days from the date of the annual general meeting. This notice must also include certain information relating to the nominee and the nominating shareholders, as described in more detail below in “Future Shareholder Proposals and Nominations for the 2012 Annual General Meeting.”

Shareholder Communication with our Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors, including the independent directors, by sending a letter to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc.
475 Oakmead Parkway, Sunnyvale, CA 94085. Shareholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

Our Board of Directors has adopted the Code of Business Conduct and Ethics that applies to members of senior management, including Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as other employees of the Company. Our Code of Business Conduct and Ethics is publicly available on our website at www.aosmd.com in the Investors section. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.aosmd.com, in the Investors section.

NON-EMPLOYEE DIRECTOR COMPENSATION
Cash Retainer and Fees: Each non-employee director serving as a member of the Board at the beginning of the Company's fiscal year is eligible to receive an annual retainer of $5,000 pro rated for partial year of service. In addition, each non-employee director is eligible to receive the following fees for meetings attended: (i) $2,000 for each meeting of the Board attended in person, (ii) $1,000 for each meeting of the Board attended via teleconference and (iii) $1,000 for each meeting of a committee of the Board, whether attended in person or via teleconference.
Equity Grants: Each individual who is elected by the Company's shareholders to serve as a non-employee director at the Company's Annual Shareholders Meeting (starting with the 2010 Annual Shareholders Meeting) and each individual who is to continue to serve as a non-employee director following such meeting whether or not that individual is standing for re-election at that meeting, will be granted on the date of such meeting, an option to purchase 7,500 common shares under the Plan. The option will vest upon the earlier of (i) the individual's completion of one year of Board service following the grant date or (ii) the next subsequent Annual Shareholders Meeting. In the event a new non-employee director is elected or appointed to the Board on a date other than at the Company's Annual Shareholders Meeting, such individual shall be granted on the date of such election or appointment, an option for a pro-rated amount of the annual option grant based on the period from the date of appointment or election to the date of the next Annual Shareholders Meeting.
Reimbursements. All non-employee directors receive reimbursement from the Company for their reasonable expenses of travel (including airfare and ground transportation) to and from meetings of the Board, and reasonable lodging and meal expenses incident thereto.
Director Compensation for Fiscal Year 2011
The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Chung Te Chang	20,500	21,602	42,102
Mark A. Stevens	35,500	21,602	57,102
Howard M. Bailey	31,500	21,602	53,102
Tomas W. Steipp	30,500	21,602	52,102
Richard W. Sevcik	28,500	21,602	50,102

(1)	The amounts represent annual retainer and meeting fees earned based on meeting attendances.

(2)
The dollar value of the options shown represents the aggregate grant date fair value of the options determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”) pursuant to the Black-Scholes option pricing model. See Note 10 to Consolidated Financial Statements included in Part IV Item15 of our Annual Report on Form 10-K for the year ended June 30, 2011 for a discussion of assumptions made in determining the grant-date fair value of our stock option awards. The actual value, if any, that a director may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the price at which the shares underlying such option are sold. There is no assurance that the actual value realized by a director will be at or near the value estimated by the Black-Scholes model.

As of June 30, 2011, individuals who served as our non-employee members of our Board of Directors during fiscal year 2011 held the following outstanding options to purchase our common shares:

NUMBER OF	NUMBER OF
SECURITIES	SECURITIES
UNDERLYING UNEXERCISED	UNDERLYING UNEXERCISED
OPTIONS	OPTIONS
EXERCISABLE	EXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE

Chung Te Chang
7,500	—	8.60	7/5/2016
7,500	—	18.00	4/27/2020
4,375	3,125	12.06	11/17/2020

Mark A. Stevens
7,500	—	18.00	4/27/2020
4,375	3,125	12.06	11/17/2020

Howard M. Bailey
7,500	—	8.60	7/5/2016
7,500	—	18.00	4/27/2020
4,375	3,125	12.06	11/17/2020

Thomas W. Steipp
7,500	—	8.60	4/3/2017
7,500	—	18.00	4/27/2020
4,375	3,125	12.06	11/17/2020

Richard W. Sevcik
7,500	—	18.00	4/27/2020
4,375	3,125	12.06	11/17/2020

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The compensation committee for fiscal 2011 consisted of the following members: Messrs. Chung Te Chang, Mark Stevens, and Richard Sevcik. None of the members of the compensation committee who served during fiscal 2011 is a current or former officer or employee of us or our subsidiaries, or had any relationship with us not otherwise disclosed herein under applicable SEC rules. In addition, to our knowledge, there are no compensation committee interlocks between us and other entities, involving our executive officers or directors who serve as executive officers or directors of such other entities.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation arrangements that were in effect for the fiscal year ended June 30, 2011 for the named executive officers identified in the Summary Compensation Table that follows. This discussion should be read together with that table and the other compensation tables and related disclosures that follow.

Compensation Philosophy and Objectives

Our philosophy is to provide our named executive officers with compensation that will motivate and retain such individuals, provide them with meaningful incentives to achieve and exceed short-term and long-term corporate objectives set by our compensation committee, and align their long-term interests with those of our shareholders.

Based on this philosophy, the compensation programs for our named executive officers are designed to achieve the following primary objectives:

•	establish a compensation structure that is competitive enough to attract, retain and motivate outstanding executive talent;

•
ensure that any cash incentive compensation programs for our named executive officers are aligned with our corporate strategies and business objectives by tying the potential payouts under such programs to the achievement of key strategic, financial and operational goals; and

•	utilize long-term equity awards to establish a mutuality of interests between our named executive officers and shareholders.

Compensation Decision-Making Process
Annual Review Process. The compensation of our named executive officers is typically reviewed on an annual calendar-year basis by our compensation committee, usually in February of each year. As part of that review process, the compensation committee reviews and may adjust the base salaries of our named executive officers for that calendar year. The compensation committee also establishes the cash bonus plan for the calendar year and determines the cash bonuses payable to one or more of our named executive officers for the preceding calendar year based on achievement of the pre-specified performance goals for such prior year. In addition, the compensation committee may grant, as appropriate, additional equity awards to our named executive officers to ensure they continue to have a meaningful proprietary interest in the Company and an incentive to remain in our employ.

In setting executive compensation, the compensation committee takes into account a number of factors, including the nature and scope of the named executive officer's responsibilities, his or her individual performance level and contribution to the achievement of our corporate objectives, the recommendations of our Chief Executive Officer as to each such individual's compensation package (other than his own) and the compensation trends in the industry.

Although our compensation committee has the authority to engage an independent compensation consultant to advise it in the review process, it has not historically done so because of the limited size of our officer base, our status as a private company until 2010 and the relatively straight-forward structure of our compensation programs. In determining executive compensation for calendar years 2010 and 2011, our compensation committee reviewed and considered various market data (comprised of the Radford survey of companies in the semiconductor industry as well as publicly available information for power semiconductor companies comparable to us in terms of revenue and employee size) presented by our Vice President of Human Resources. The survey used for calendar year 2010 compensation was for peer companies in the power semi-conductor industry; the Radford survey used for calendar year 2011 was for semi-conductor companies with revenues in the $200 million to $1 billion range. The market data was used primarily as a reference point and one factor among others. The compensation committee has relied on its own judgment and experience in establishing executive compensation. Although the compensation committee did not engage in any benchmarking or targeting of any specific level of compensation, the compensation committee believes that base salaries of our named executive officers should generally be at the 25th percentile of base salaries for comparable positions in the applicable Radford survey and that a significant portion of each named executive officer's total direct compensation should be derived from variable compensation in the form of performance-based bonuses and long-term equity incentives.

For a discussion of the specific responsibilities of our compensation committee, see "Board of Directors-Committees of the Board of Directors-Compensation Committee.”

Role of Management. Our Chief Executive Officer, with input from our Vice President of Human Resources, provides our compensation committee with his recommendations as to the base salary, cash bonus potential and long-term equity incentive award for each of our named executive officers other than himself based on that officer's level of responsibility, individual performance and contribution to the attainment of our strategic corporate objectives. Our compensation committee takes the Chief Executive Officer's recommendations into consideration in setting named executive officer compensation but retains complete discretionary authority to make all compensation-related decisions for our named executive officers. Our compensation committee makes its compensation decisions with respect to the Chief Executive Officer on the basis of relevant market data furnished by the Vice President of Human Resources and its subjective assessment of his individual performance and contributions to our overall corporate performance; any decisions regarding our Chief Executive Officer's compensation are made without him present.

Compensation Structure

Elements of Compensation

We utilize three main components in structuring compensation programs for our named executive officers:

•
Base salary, which is the only fixed compensation element in our executive compensation program and is primarily used to recruit and retain executive talent and provide an element of financial certainty and economic security from year to year;

•	Performance-based cash bonuses that do not provide any economic guarantees and are primarily designed to reward achievement of financial and operational goals; and

•	Equity incentive awards, in the form of stock options designed to ensure long-term retention of our executive talent and align their interests with those of our shareholders.

We view each component of compensation as related but distinct. It is the practice of our compensation committee to allocate a substantial portion of each named executive officer's total direct compensation to performance and long-term incentive compensation as a result of the philosophy described above. There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, and there are no pre-established ratios between the compensation of our Chief Executive Officer and that of the other named executive officers. Instead, our compensation committee determines the compensation of each named executive officer based on its review of the market data provided by the Vice President of Human Resources, its subjective analysis of that individual's performance and contribution to our financial performance and the other factors identified in the Compensation Decision-Making Process section above to determine the appropriate level and balance of total compensation. We believe that this approach allows us to tailor compensation for each named executive officer to attract, retain and motivate that executive officer within the parameters of our compensation philosophy.

Base Salaries

Base salaries are set at levels that are intended to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers. Each named executive officer's base salary level is typically reviewed on an annual calendar-year basis, and adjustments may be made to the individual's base salary on the basis of his level of performance, the overall performance of the Company and the various compensation trends in our industry. However, our compensation committee believes that this particular element of named executive officer compensation should provide a level of economic security and continuity from year to year without substantial adjustment to reflect company performance. As discussed above, the compensation committee believes that the annual base salary of each named executive office should generally be at the 25th percentile for comparable positions in the applicable Radford survey.

Calendar Year 2010 Base Salaries: In June 2008, our compensation committee reduced the rate of base salary for each of our named executive officers by 10% as a result of the negative impact that the global economic downturn had upon our customer base and business operations. In February 2009, the base salaries of our executive officers were further reduced for an aggregate reduction of 15% from the levels in effect prior to June 2008. At the same time, the base salaries of substantially all of our other employees were reduced by 10%. The base salary reductions remained in effect until May 2009 when base salaries (for our named executive officers and our other employees) were restored to their levels prior to the 2008 reductions in recognition of improvements to our operating performance.

On March 1, 2010, as part of its annual compensation review, our compensation committee reviewed the base salaries of each of our named executive officers and also reviewed the comparative data provided by our Vice President of Human Resources. Although the comparative analysis showed that the base salaries of our officers were at or below the 25th percentile for similar positions at peer companies, the compensation committee determined that the rate of base salary for each of our named executive officers should not be changed in keeping with its philosophy that prior to a public offering, cash compensation should be lean and more weight should be given to long-term compensation in the form of equity awards. Accordingly, with the exception for Mr. Liang, no increases or other adjustments were made to the base salary levels of our named executive officers during calendar year 2010 which remained at the 2008 levels. Mr. Liang's base salary was increased from $160,000 to $180,000 in August 2010 due to his increased responsibilities.  The base salaries for our other named executive officers for calendar year 2010 were as follows: Dr. Chang: $325,000; Mr. Kwok: $230,000; Dr. Ho: $240,000; Mr. Yilmaz: $240,000.

Calendar Year 2011 Base Salaries: In March 2011, our compensation committee reviewed the base salaries of our named executive officers and also reviewed the comparative data provided by our Vice President of Human Resources. Calendar year 2010 had been a banner year for the Company with record levels of revenue and profit which had been driven in large part by our senior management team. In addition, base salaries had not been increased from the 2008 levels, and the compensation committee recognized the need to pay somewhat competitive salaries. Accordingly, the compensation committee increased the base salary levels of each of our named executive officers by 8% to 17% effective as of March 16, 2011 to bring such salaries to more competitive levels as follows: Dr. Chang: $380,000; Messrs. Kwok, Ho and Yilmaz: $260,000 and Mr. Liang: $200,000. However, with the committee's continued focus on long-term and performance-based compensation, the base salaries still remained at or below the 25th percentile of salaries for comparable positions in the Radford survey for calendar year 2010 .

Fiscal Year 2011 Base Salaries: The actual base salaries of the named executive officers for fiscal year 2011, comprised of base salary paid in the last 6 months of calendar year 2010 and the base salary paid in the first 6 months of calendar year 2011, were as follows: Dr. Chang: $341,042; Mr. Kwok: $238,750; Dr. Ho: $245,833; Mr. Yilmaz: $245,833 and Mr. Liang: $185,833.

Performance-Based Cash Bonuses

Our named executive officers are eligible to receive a bonus under our annual Executive Incentive Plan. For each calendar year, our compensation committee establishes the performance objectives to be attained and the target bonuses payable based on the level of attainment of the specified goals. Historically, we have paid a portion of the bonus following the end of the first six months of each calendar year based on achievement of performance goals for that semi-annual period. The bonus payable based on full-year performance is then reduced by the amounts paid out following the first six-month period. In the event that our performance declined in the second half of the year such that no annual bonus would be payable based on full-year performance, the executive would not be required to repay any progress payments relating to the first six months of the year.

Calendar Year 2010 Executive Incentive Plan. The corporate performance goals for the calendar year 2010 were revenue and operating income (after bonus payout under the Executive Incentive Plan). The amount of bonus earned was based 50% on revenue achieved and 50% on operating income achieved. However, there was no payout under either goal if the operating income was below 90% of target. The target goals were: revenue, $285 million and operating income, $28.5 million. In addition to the corporate performance goals, each of our named executive officers (other than Dr. Chang, our Chief Executive Officer) was assigned certain individual performance goals.
The target bonuses for each of our named executive officers for calendar year 2010 were as follows: Dr. Chang, 60% of base salary; all other named executive officers, 32% of base salary. The bonus payable ranged from 38% to 198% of base salary for Dr. Chang and from 20% to 100% of base salary for our other named executive officers based on level of attainment of the performance goals. In addition, a subjective assessment of the attainment of the individual goals for our named executive officers (other than our Chief Executive Officer) could increase the bonus otherwise payable based on achievement of corporate performance goals by up to 120%.

Our actual revenue and operating income for the period January 1, 2010 to December 31, 2010 were $336.5 million and $34.4 million, respectively. Based on these achievements, our Chief Executive Officer was entitled to a bonus equal to 148.8% of his base salary and each of our other named executive officers was entitled to a bonus equal to 79% of his base salary. No adjustments were made for the year-end bonus for any individual performance. After reduction for the amounts paid for achievement of the first six months of performance, each named executive was awarded a bonus as follows: Dr. Chang: $216,667; Mr. Kwok, $82,417; Dr. Ho, $86,000; Mr. Yilmaz, $86,000 and Mr. Liang, $64,500. These bonuses were paid on February 28, 2011.

Calendar Year 2011 Executive Incentive Plan. The Executive Incentive Plan for calendar year 2011 is substantially similar to the 2010 Executive Incentive Bonus Plan with revenue and operating income goals based on our business plan for calendar year 2011. However, in order to bring the target bonuses in line with market and based on a review of the Chief Executive Officer's recommendations, the compensation committee increased the target bonuses for each of our officers. The target bonus for Mr. Yilmaz was further increased in recognition of his assumption of responsibilities for our product and test engineering group in addition to his responsibilities as head of our marketing and sales group. The threshold, target and maximum bonuses payable to each of our named executive officers for calendar year 2011 based on level of attainment of the performance goals are as follows:

Bonus as % of Base Salary
Named Executive Officer	Threshold	Target	Maximum
Mike F. Chang	40%	80%	200%
Ephraim Kwok	30%	50%	100%
Yueh-Se Ho	30%	50%	100%
Hamza Yilmaz	40%	80%	120%
Yifan Lang	20%	40%	100%

No individual performance goals were set for the 2011 plan.
Based on achievement of the revenue and operating income levels for the period January 1, 2011 to June 30, 2011, our compensation committee awarded bonuses in the following amounts on August 11, 2011: Dr. Chang: $152,000; Mr. Kwok: $65,000; Dr. Ho: $65,000; M. Yilmaz: $104,000 and Mr. Liang: $40,000. The bonuses were paid on August 31, 2011.
Fiscal Year 2011 Bonuses
The bonuses for the fiscal year 2011 were as follows:

Named Executive Officer	Bonus for Period July 1, 2010 to December 31, 2010	Bonus for Period January 1, 2011 to June 30, 2011	Bonus for Fiscal Year 2011
Mike F. Chang	$216,667	$152,000	$368,667
Ephraim Kwok	$82,417	$65,000	$147,417
Yueh-Se Ho	$86,000	$65,000	$151,000
Hamza Yilmaz	$86,000	$104,000	$190,000
Yifan Lang	$64,500	$40,000	$104,500

Total Cash Compensation. The total cash compensation paid to our named executive officers for fiscal year 2011 is in the 25th - 60th percentile of cash compensation for similar positions in the Radford survey.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers and providing an inducement for long-term retention. Equity compensation represents a significant component of the total compensation package we provide to each of our named executive officers. We believe this weighting is appropriate because it aligns the interests of our named executive officers with those of our shareholders and focuses their attention on the creation of shareholder value in the form of stock price appreciation. Historically, the equity awards to our named executive officers have been in the form of stock options, and those awards will have no value unless the price of our common stock appreciates over the option term. Although we now grant equity awards to our other employees at least in part in the form of restricted stock units, we continue to grant only options to our executive officers to emphasize the importance of our stock price. Accordingly, we believe that this equity-based compensation provides our named executive officers with a direct interest in our long-term performance and creates an ownership culture that establishes a mutuality of interests between our named executive officers and our shareholders.

Stock options granted to our named executive officers are approved by our compensation committee. The shares subject to our stock options typically vest over a five-year period, with 20% of the shares to vest upon completion of one year of service measured from the grant date, and the balance to vest in 48 successive equal monthly installments upon completion of each additional month of service thereafter. We believe that the five-year vesting period of our stock option grants furthers our objective of executive retention as it provides an incentive to our executives to remain in our employ during the vesting period.

We typically make an initial stock option grant to a new named executive officer in connection with his or her commencement of employment. Additionally, our compensation committee reviews our equity compensation program periodically and may, at its discretion, grant additional stock options to existing named executive officers consistent with our named executive officer compensation objectives. In determining the size of those additional grants, our compensation committee typically takes into account the recommendations of our Chief Executive Officer and its own subjective assessment of the named executive's officer performance and the retention value that his or her existing equity awards have.
All stock options to our employees, including executive officers, and to our directors are granted at the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant. Under our current practice, we do not grant equity awards to executive officers at times when we are in possession of material non-public information.

Fiscal Year 2011 Grants: On March 7, 2011, our compensation committee authorized a stock option grant to each of our named executive officers for the number of shares of our common stock indicated below. Each option has an exercise price of $12.68 per share, the fair market value per share of our common stock on the grant date, and a maximum term of 10 years measured from the grant date, subject to earlier termination following the individual's cessation of employment with us. Each option will vest in accordance with the five-year installment vesting schedule noted above.

Named Executive Officer	Number of Option Shares
Mike F. Chang	94,000
Ephraim Kwok	34,000
Yueh-Se Ho	34,000
Hamza Yilmaz	34,000
Yifan Lang	11,000

For more information concerning the stock options we granted to our named executive officers in 2011, please see “Executive Compensation - Grants of Plan-Based Awards.”

A subcommittee comprised of our Chief Executive Officer and Chief Financial Officer is authorized to grant stock options and restricted stock unit awards to newly-hired employees, other than executive officers, within prescribed limits specified by position and location of the employee pursuant to authority delegated to the subcommittee by the board of directors. These grants are generally made on the 15th day of each month.

Severance and Change in Control Benefits

We have entered into an employment agreement with our Chief Executive Officer which sets forth certain terms and conditions governing his period of continued employment with us including certain benefits to which he would become entitled were his employment to be terminated involuntarily. In addition, we have entered into retention agreements with each of our other named executive officers pursuant to which such officers are entitled to certain severance benefits upon an involuntary termination of employment. The employment agreement and retention agreements are summarized below in the section of this proxy entitled “Executive Compensation - Agreements regarding Employment, Change in Control and Termination of Employment”.

Pursuant to his employment agreement, Dr. Chang's severance will depend upon whether the involuntary termination occurs in connection with a change in control. If his employment is terminated by the Company (without cause) or he resigns for good reason within 12 months following a change in control, Dr. Chang will be entitled to (i) continued payment of base salary and health care coverage for a period of 18 months and (ii) full vesting acceleration of his outstanding equity awards. In the case of such involuntary termination other than during the 12 months following a change in control, he will be entitled to continued payment of base salary and health care coverage for a period of 12 months and no accelerated vesting of his outstanding unvested equity awards.

Under the retention agreements, each of our other named executive officer's severance will depend upon whether the involuntary termination occurs in connection with a change in control. If such officer's employment is terminated by the Company (without cause) or he resigns for good reason within 12 months following a change in control, he will be entitled to (i) continued payment of base salary and health care coverage for a period of 6 months and (ii) vesting acceleration of his outstanding equity awards with respect to that number of shares in which he would have vested had he remained employed for an additional 12 months. In the case of such involuntary termination other than during the 12 months following a change in control, he will be entitled to continued payment of base salary and health care coverage for a period of 6 months and no accelerated vesting of his outstanding unvested equity awards.

The severance benefits that we have provided in connection with a change in control situation are designed to serve two primary purposes: (i) encourage our named executive officers to remain in our employ in the event of an actual or potential change in control transaction and (ii) align the interests of the named executive officers with those of the shareholders by enabling the named executive officers to consider acquisition transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.  Our compensation committee also believes that the severance benefits payable on an involuntary termination in the absence of a change in ownership serve as an important recruitment and retention tool that allows us to remain competitive in attracting and retaining executive talent.

Pursuant to the terms of our equity plans, outstanding options held by our named executive officers and our other employees will accelerate upon a change in control unless those options are assumed or otherwise replaced by the acquiring entity. The compensation committee believes that accelerated vesting under such a limited circumstance is appropriate because it protects a significant component of the named executive officer's total compensation in the event those options would otherwise terminate in the acquisition and allows our named executive officers to remain focused on the Company's business without undue concern over this significant component of their compensation package should the Company become an acquisition target in a transaction in which the outstanding options would not be assumed or replaced.

Our severance and change of control provisions for the named executive officers are discussed in more detail in "Executive Compensation - Potential Payments upon Termination of Employment."

Benefits and Other Compensation

We maintain broad-based employee benefit plans, which are provided to all eligible employees, including our named executive officers. These plans provide group medical and dental coverage, life insurance, disability insurance, flexible spending accounts and a 401(k) savings program for our employees based in the United States. We also offer bonuses for patenting inventions, authoring technical articles and making technical presentations at major symposiums; our named executive officers are eligible to receive bonuses under these programs on the same basis as our other employees.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.

Perquisites

We believe that cash and equity compensation are the key components needed to attract and retain our executive management. As a result, we do not provide any substantial perquisites to our named executive officers.

Risk Assessment

The compensation committee believes the various components of the total compensation package of our named executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. First, long-term equity awards tied to the market price of our common stock represent a significant component of executive officer compensation and promote a commonality of interest between the executive officers and our shareholders in increasing shareholder value. Furthermore, stock options generally will vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long-term performance. Additionally, because equity awards are typically made periodically, the executive officers always have awards outstanding that could decrease significantly in value if our business is not managed to achieve its long-term goals.

Secondly, under the annual executive incentive bonus program, an individual target bonus amount is established for each named executive officer at each level of potential goal attainment. Accordingly, at all levels of performance goal attainment, there are limits in place for the potential bonus payout. In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of his base salary, which for calendar year 2011 ranges from 100% to 200%, depending on the participant.

According, our overall compensation structure is not overly-weighted toward short-term incentives, and the compensation committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for certain compensation in excess of $1 million per year paid by a publicly held company to certain named executive officers. Compensation that qualifies as performance-based for purposes of Section 162(m) is not subject to such deduction limitation, provided certain specified requirements are met.

In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a company before it was publicly held and certain compensation arrangements and awards that are made during a specified period following the date the company becomes publicly held.

We intend to structure the performance-based portion of our executive compensation, when feasible, to comply as performance-based compensation under Section 162(m) so that such compensation will remain tax deductible to us. However, to remain competitive with other employers, our compensation committee may, in its judgment, authorize compensation programs that do not comply as performance-based for purposes of Section 162(m) when it believes that such programs are appropriate to attract and retain executive talent. Accordingly, our compensation committee may provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

Summary Compensation Table

The following table provides information regarding the compensation paid during our fiscal year ended June 30, 2011 to our principal executive officer, our principal financial officer and our three other executive officers with aggregate compensation in excess of $100,000. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Mike F. Chang	2011	341,042	655,491	368,667	2,665	1,367,865
Chairman of the Board and Chief Executive Officer

Ephraim Kwok	2011	234,327	237,093	147,417	835	619,672
Chief Financial Officer

Yueh-Se Ho	2011	245,833	237,093	151,000	7,538	641,465
Director and Chief Operating Officer

Hamza Yilmaz	2011	245,833	237,093	190,000	5,094	678,020
Executive Vice President of Marketing and Product lines

Yifan Liang	2011	184,167	76,707	104,500	835	366,209
Chief Accounting Officer

(1)
The dollar value of the options shown represents the aggregate grant date fair value of the options determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”) pursuant to the Black-Scholes option pricing model. For a discussion of assumptions used in determining such grant date fair value, see Note 10 to Consolidated Financial Statements included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended June 30, 2011. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the price at which the shares underlying such option are sold. There is no assurance that the actual value realized by an executive officer will be at or near the value estimated by the Black-Scholes model.

(2)
Represents the award paid under our annual executive incentive plan based on the attainment of annual or semi-annual performance. The material terms of the incentive award are described in the section of this prospectus entitled “Compensation Discussion and Analysis - Compensation Structure - Elements of Compensation- Performance-Based Cash Bonuses.”

(3)	Represents bonuses paid under our inventions and publication bonus program.
Grants of Plan-Based Awards 2011

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during the fiscal year ended June 30, 2011 to our named executive officers:

		Potential Payouts Under Non-Equity Incentive Plan Awards ($)(1)
Name	Grant Date				All Other Option Awards Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Option Awards ($)(4)
		Minimum	Target	Maximum
Mike F. Chang	3/7/2011	141,000	249,500	705,000	94,000	12.68	655,491

Ephraim Kwok	3/7/2011	73,500	101,800	245,000	34,000	12.68	237,093

Yueh-Se Ho	3/7/2011	75,000	103,400	250,000	34,000	12.68	237,093

Hamza Yilmaz	3/7/2011	100,000	142,400	276,000	34,000	12.68	237,093

Yifan Liang	3/7/2011	38,000	68,800	190,000	11,000	12.68	76,707

(1)
Represents the performance-based awards paid for the 2011 fiscal year under our annual executive incentive plan. The material terms of the awards are discussed in the section of this prospectus entitled “Compensation Discussion and Analysis - Compensation Structure - Elements of Compensation -Performance-Based Cash Bonuses.”

(2)
Each stock option was granted under our 2009 Stock Option/Stock Issuance Plan. The options vest over a five-year period, with 20% of the shares to vest upon completion of one year of service measured from March 7,2011, and the balance to vest in 48 successive equal monthly installments upon the completion of each additional month of service thereafter. Such options are also subject to accelerated vesting in the event of a change in control of our company as further described in “Agreements Regarding Employment, Change in Control and Termination of Employment.”

(3)	The exercise price is set at the fair market value per share of our common stock on the grant date.

(4)
Reflects the aggregate grant-date fair value of the stock option awards as calculated in accordance with FASB ASC Topic 718. See Note 10 to Consolidated Financial Statements included in Part IV Item15 of our Annual Report on Form 10-K for the year ended June 30, 2011 for a discussion of the various assumptions made in determining such grant-date fair value.

Outstanding Equity Awards at June 30, 2011

The following table sets forth information regarding equity awards held by our named executive officers as of June 30, 2011, the close of our 2011 fiscal year:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options That Have Not Vested (#)	Option Exercise Price ($)	Option Expiration Date
Mike F. Chang	25,058	9,907	14.30	11/6/2012
	64,525	25,510	13.00	11/6/2012
	29,166	95,834	18.00	4/27/2020
	—	94,000	12.68	3/6/2021

Ephraim Kwok	195,000	—	6.00	10/30/2015
	11,666	38,334	18.00	4/27/2020
	—	34,000	12.68	3/6/2021

Yueh-Se Ho	75,000	—	11.00	7/12/2017
	11,666	38,334	18.00	4/27/2020
	—	34,000	12.68	3/6/2021

Hamza Yilmaz	40,000	—	13.00	2/6/2018
	51,268	47,500	7.60	5/4/2019
	18,333	31,667	8.40	8/12/2019
	4,750	10,250	10.50	11/11/2019
	11,655	38,335	18.00	4/27/2020
	—	34,000	12.68	3/6/2021

Yifan Liang	23,000	—	2.00	4/14/2015
	10,000	—	6.40	1/30/2016
	9,333	667	8.60	10/26/2016
	13,332	6,668	13.00	2/6/2018
	3,498	11,502	18.00	4/27/2020
	—	11,000	12.68	3/6/2021

(1)
Each stock option was granted pursuant to one of our stock option/stock issuance plans for employees and other service providers. Unless described otherwise in the footnote below, each option becomes exercisable over a five-year period, with 20% of the shares to become exercisable upon completion of one year of service measured from the vesting commencement date and the balance to become exercisable in 48 successive equal monthly installments upon the completion of additional month of service thereafter.

Option Exercises and Shares Vested

The following table provides information regarding option exercises by Mr. Yilmaz during the fiscal year ended June 30, 2011. None of our other named executive officers exercised options during the fiscal year ended June 30, 2011.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Hamza Yilmaz	11,232	59,421

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our named executive officers, and none of our named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended June 30, 2011.
Agreements Regarding Employment, Change in Control and Termination of Employment

Employment Agreement and Retention Agreements

We have entered into an employment agreement with Dr. Chang and retention agreements with each of our other named executive officers.

Pursuant to his April 28, 2010 employment agreement, Dr. Chang is entitled to a base salary of $325,000 per year. His base salary is subject to annual review and may be adjusted by our compensation committee at its discretion. In addition, Dr. Chang is eligible to receive a cash bonus in an amount determined by our compensation committee based on attainment of specified performance goals. Dr. Chang is also entitled to participate in the benefit plans generally available to our employees, such as group health care coverage and 401(k) plan participation.

Under the terms of his employment agreement, should Dr. Chang's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 12 months and (ii) continued health care coverage for himself and his eligible dependents for a period of 12 months. Should Dr. Chang's employment be involuntarily terminated by us without cause or by him for good reason within 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 24 months, (ii) continued health care coverage for himself and his eligible dependents for a period of 24 months, and (iii) accelerated vesting of his then unvested equity awards.
Pursuant to the retention agreements entered into on April 28, 2010, each of Messrs. Kwok, Ho, Yilmaz and Liang is entitled to receive severance payments and benefits upon an involuntary termination of his employment. Should the named executive officer's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 6 months, and (ii) continued health care coverage for himself and his eligible dependents for a period of 6 months. In the event that such involuntary termination occurs within 12 months following a change in control of the Company, then the named executive officer will be entitled to receive (i) continued base salary for a period of 6 months, (ii) continued health care coverage for himself and his eligible dependents for a period of 6 months and (iii), each outstanding unvested equity award held by the terminated executive officer will accelerate with respect to that number of shares that would have vested had the officer remained in service for an additional 12 months.
If any payment or benefit in connection with a change in control or the subsequent termination of Dr. Chang's or a named executive officer's employment would be subject to an excise tax under Section 280G of the Internal Revenue Code, then such payment of benefit will be reduced to the extent necessary to maximize his net after tax benefits.
As a condition to the severance payments and benefits, each named executive officer (including Dr. Chang) must deliver a general release of all claims against us and our affiliates. In addition, severance benefits are conditioned on the executive's continued compliance with non-compete and non-solicitation restrictive covenants for the severance period.
For purposes of Dr. Chang's employment agreement and the retention agreements with our named executive officers, the following definitions will be in effect:
A change in control will be deemed to occur upon (i) a merger, consolidation or other reorganization approved by our shareholders, unless our shareholders continue to own more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation; (ii) a sale of all or substantially all or our assets; or (iii) the acquisition by any person or related group of persons of more than fifty percent (50%) of the total combined voting power of our outstanding securities.
A resignation for good reason will be deemed to occur should the individual resign from his employment with us for any of the following reasons during the applicable change in control protection period: (i) a material diminution in his authorities, duties or responsibilities; (ii) a reduction in his base compensation; (ii) a material relocation of his existing work site; or (iv) any material breach by us of any provision of any agreement we have with such individual.
An individual's employment will be deemed to have been terminated for cause if such termination occurs by reason of: (i) the commission of any act of fraud, embezzlement or dishonesty by the individual or his conviction of a felony, (ii) any unauthorized use or disclosure by the individual of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by the individual adversely affecting the business or affairs of the Company in a material manner, (iv) the individual's failure to cure any breach of his obligations under certain agreements with the Company, or (v) the individual's breach of any of his fiduciary duties as an officer or director of the Company.
Option Acceleration

The options granted to our named executive officers under our various equity plans will each vest on an accelerated basis as to all the option shares in the event those options are not assumed or otherwise replaced in connection with certain changes in control or ownership of the company. The table below sets forth the intrinsic value of the options held by each named executive officer that would accelerate upon a change in control or ownership in which those options were not assumed or replaced had such change occurred on June 30, 2011:

Named Executive Officer	Intrinsic Value of Accelerated Options(1)
Mike F. Chang	$59,958
Ephraim Kwok	$3,876
Yueh-Se Ho	$3,876
Hamza Yilmaz	$184,926
Yifan Liang	$1,254
(1) Such intrinsic value is determined by multiplying (A) the amount by which the fair market value per share of our common shares on June 30, 2011 ($13.25 per share) exceeded the exercise price per share in effect under each option by (B) the number of unvested shares that would vest on an accelerated basis under such option.

Potential Payments upon Termination of Employment

Termination in Absence of Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would have been entitled to receive had his employment been terminated without cause on June 30, 2011 in the absence of a change in control of the Company:

Named Executive Officer	Cash Severance	Health Benefits (1)	Total
Mike F. Chang	$380,000	$14,871	$394,871
Ephraim Kwok	$130,000	$7,435	$137,435
Yueh-Se Ho	$130,000	$7,435	$137,435
Hamza Yilmaz	$130,000	$10,277	$140,277
Yifan Liang	$100,000	$10,393	$110,393
(1) Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2010) for the maximum period available to the executive.

Termination in connection with Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would be entitled to receive if his employment was terminated without cause on June 30, 2011 in connection with a change in control of the Company:

Named Executive Officer	Cash Severance	Health Benefits (1)	Accelerated Vesting of Options (2)	Total
Mike F. Chang.	$760,000	$29,742	$59,958	$849,699
Ephraim Kwok	$130,000	$7,435	$3,876	$141,311
Yueh-Se Ho	$130,000	$7,435	$3,876	$141,311
Hamza Yilmaz	$130,000	$10,277	$184,926	$325,203
Yifan Liang	$100,000	$10,393	$1,254	$111,647

(1) Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2010) for the maximum period available to the executive.

(2) Represents the intrinsic value of the stock options that would vest on an accelerated basis in connection with such termination. Such intrinsic value is determined by multiplying (A) the amount by which the fair market value per share of our common stock on June 30, 2011 ($13.25 per share) exceeded the exercise price per share in effect under each option by (B) the number of unvested shares that vest on an accelerated basis under such option.

COMPENSATION COMMITTEE REPORT
The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and this proxy statement.
Respectfully submitted by the members of the compensation committee of our Board of Directors:

Mr. Mark Stevens, Chairman
Mr. Chung Te Chang
Mr. Richard Sevcik

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common shares, as of September 30, 2011, by

•	each of our directors and executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement;

•	all current directors and named executive officers as a group; and

•	each person known to us to own beneficially more than 5% of our common shares;

The calculations in the shareholder table below are based on 24,409,245 common shares outstanding as of September 30, 2011. Beneficial ownership is determined in accordance with the rules of the SEC. All common shares issuable upon exercise of outstanding options within 60 days following September 30, 2011 are deemed to be beneficially owned by the shareholder holding such options for the purpose of computing the number of shares beneficially owned by such shareholder. They are not, however, deemed to be outstanding for the purpose of computing the percentage ownership of any other shareholder.

Except as described in the footnotes below, we believe each shareholder has sole voting and investment power with respect to the common shares indicated in the table as beneficially owned. Unless otherwise indicated in the footnotes below, the principal address of each of the shareholders below is: c/o Alpha and Omega Semiconductor Incorporated, 475 Oakmead Parkway, Sunnyvale, California 94085

Name	Number of Shares Beneficially Owned Number	Percentage of Outstanding Shares
Directors and Executive Officers:
Mike F. Chang (1)	4,284,419	17.5%
Yueh-Se Ho (2)	372,757	1.5%
Chung Te Chang (3)	22,500	*
Mark A. Stevens (4)	55,000	*
Howard M. Bailey (5)	23,729	*
Thomas W. Steipp (3)	22,500	*
Richard W. Sevcik (6)	18,600	*
Ephraim Kwok (7)	224,582	*
Hamza Yilmaz (8)	149,850	*
Yifan Liang (9)	71,496	*
All Directors and Executive Officers as a group (10)	5,245,433	20.8%
Principal Shareholder:
Entities affiliated with Sequoia Capital (11)	3,000,000	12.3%
FMR LLC (12)	1,946,234	8.0%

*	Beneficially owns less than 1% of our common shares.

(1)     Includes 139,583 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $13.00 per share to $18.00 per share and expiration dates that range from November 6, 2012 to March 6, 2021.

(2)     Includes 90,832 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $11.00 per share to $18.00 per share and expiration dates that range from July 12, 2017 to March 6, 2021.

(3)     Represents 22,500 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $8.60 per share to $18.00 per share and expiration dates that range from July 5, 2016 to November 17, 2020.

(4)     Includes 15,000 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $12.06 per share to $18.00 per share and expiration dates that range from April 27, 2020 to November 17, 2020. Mark A. Stevens is affiliated with Sequoia Capital Growth Fund III AIV, L.P., Sequoia Capital Growth Partners III, L.P. and Sequoia Capital Growth III Principals Fund, or collectively Sequoia Capital, which collectively own 3,000,000 common shares. His address is 3000 Sand Hill Road, 4-250, Menlo Park, California 94025.

(5)     Includes 22,500 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $8.60 per share to $18.00 per share and expiration dates that range from July 5, 2016 to November 17, 2020.

(6)     Includes 15,000 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $12.06 per share to $18.00 per share and expiration dates that range from April 27, 2020 to November 17, 2020.

(7)     Includes 210,832 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $6.00 per share to $18.00 per share and expiration dates that range from October 30, 2015 to March 6, 2021.

(8)     Includes 148,100 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $7.60 per share to $18.00 per share and expiration dates that range from February 6, 2018 to March 6, 2021.

(9)     Includes 62,746 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, which have exercise prices that range from $2.00 per share to $18.00 per share and expiration dates that range from April 14, 2015 to March 6, 2021.

(10)     Includes 749,593 common shares issuable upon exercise of options exercisable within 60 days of September 30, 2011, held by current directors and named executive officers.

(11)     Includes 2,823,300 common shares held by Sequoia Capital Growth Fund III AIV, L.P., 30,900 common shares held by Sequoia Capital Growth Partners III, L.P. and 145,800 common shares held by Sequoia Capital Growth III Principals Fund. SCGF III Management, LLC, or SCGF, is the general partner of Sequoia Capital Growth Fund III AIV, L.P., Sequoia Capital Growth Partners III, L.P. and Sequoia Capital Growth III Principals Fund. The members of SCGF are Roelof Botha, J. Scott Carter, James Goetz, Michael L. Goguen, Douglas M. Leone, Mark D. Kvamme and Michael Moritz, each of whom may be deemed to have shared voting and investment power over the shares held by the funds affiliated with Sequoia Capital. Each such individual disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares. The address for Sequoia Capital Growth Fund III AIV, L.P., Sequoia Capital Growth Partners III, L.P. and Sequoia Capital Growth III Principals Fund is 3000 Sand Hill Road, 4-250, Menlo Park, California 94025.

(12)     According to a Schedule 13G filed on February 14, 2011, FMR LLC is the beneficial owner of 1,946,234 common shares. FMR LLC has sole power to dispose or to direct the disposition of 1,946,234. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
None of our existing shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Acquisition of APM Shares

In December 2010, pursuant to a share purchase agreement with certain shareholders of APM, we acquired all of the issued and outstanding shares of APM that were not already owned by us for total consideration of $40.0 million, comprising of $17.0 million in cash and 1,766,159 AOS common shares at $13.06 per share (the “APM Acquisition”). Our Chief Executive Officer, Dr. Mike Chang, owned approximately 2.4% of outstanding shares of APM at the time of the APM Acquisition. Accordingly, we acquired Dr. Chang's APM shares for a cash consideration of $624,000 in connection with the APM Acquisition.
Indemnification Arrangements

We have entered into indemnification agreements with each of our directors and executive officers that provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our Bye-laws. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Bermuda law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we are not obligated to indemnify our directors or executive officers under these agreement if:

•	indemnification is prohibited by our Bye-laws or applicable law;

•	the action initiated by the person is not authorized by our Board of Directors; or
a court determines that the person did not act in good faith and in a manner that such officer or director reasonably believed to be in or not opposed to the best interests of the company.
Policies and Procedures
The Audit Committee of the Board of Directors is responsible for establishing policies and procedures for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee generally reviews the material facts of any such transaction and approve such transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee may consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms' length transaction and the benefit of such transaction to us.

REPORT OF THE AUDIT COMMITTEE
The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended June 30, 2011. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.
Established in July 2006, the audit committee is currently comprised of three independent directors: Mr. Howard M. Bailey, its Chairman, and Messrs. Mark Stevens and Thomas Steipp. Mr. Howard Bailey was appointed to the audit committee and as chairman in July 2006, Mr. Stevens and Mr. Steipp were appointed to the audit committee in May 2007. The purpose of the audit committee is to assist our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee is directly responsible for the appointment, retention, evaluation, compensation, oversight and termination of our independent registered public accounting firm.
The audit committee reviews the results and scope of audit and other services provided by the independent auditors and reviews the accounting principles and auditing practices and procedures to be used in our financial reporting process, including its systems of internal control, and in the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm for the last fiscal year, PricewaterhouseCoopers LLP, was responsible for performing an independent audit of those financial statements. As more fully explained in the audit committee's charter, the audit committee's responsibility is to provide oversight of and to review those processes. The audit committee does not conduct auditing or accounting reviews or procedures, and relies on information and representations provided by management and the independent auditors. The audit committee has relied on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements.
The audit committee has reviewed and discussed the audited financial statements with our management. Management is responsible for maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The audit committee was kept apprised of the progress of management's assessment of our internal control over financial reporting and provided oversight to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management at meetings throughout the year. At the conclusion of the process, management provided the audit committee with a report on the effectiveness of our internal control over financial reporting. The audit committee reviewed this report of management and Item 9A, “Control and Procedures,” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the SEC, as well as PricewaterhouseCoopers LLP's report of independent registered public accounting firm (included in our Annual Report on Form 10-K) relating to its audit of the consolidated financial statements. The audit committee has reviewed with management and PricewaterhouseCoopers (a) matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and (b) the additional analyses undertaken and procedures performed by us to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.
In addition, the audit committee has reviewed and discussed the audited financial statements with PricewaterhouseCoopers LLP, including such items as Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The audit committee has received from the independent registered public accounting firm, PricewaterhouseCoopers LLP, the written disclosures and the letter required by the Public Company Accounting Oversight Board, and the audit committee has discussed with PricewaterhouseCoopers the independence of the independent registered public accounting firm.
After review of all discussions and all written correspondence described above, as well as such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to our Board of Directors that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.
The Audit Committee
Howard Bailey, Chairman
Mark Stevens
Thomas Steipp

PROPOSAL NO. 2
Ratification of Appointment of Grant Thornton LLP
as Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to conduct the audit for the fiscal year ending June 30, 2012. Shareholders are asked to approve and ratify the appointment of Grant Thornton as our independent registered public accounting firm, and to authorize our Board of Directors, acting through our audit committee, to determine the remuneration of such accounting firm.

Prior to the appointment of Grant Thornton on September 26, 2011, PricewaterhouseCoopers had served as our independent registered public accounting firm for each of the fiscal years in the two-year period ended June 30, 2011.  PricewaterhouseCoopers has issued a Report of Independent Registered Public Accounting Firm for our audited consolidated financial statements at and for the fiscal year ended June 30, 2011 appeared in our annual report on Form 10-K filed with the SEC on September 9, 2011.

On September 26, 2011, PricewaterhouseCoopers LLP resigned as our independent registered public accounting firm. The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the years ended June 30, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the two fiscal years ended June 30, 2011 and the subsequent interim period through September 26, 2011, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP's satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter thereof in connection with its reports on the financial statements of the Company for such years. In addition, during the two fiscal years ended June 30, 2011 and the subsequent interim period through September 26, 2011, there were no reportable events as described under Item 304(a)(1)(v) of Regulation S-K, except that, as described in Item 15 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2010, in connection with the audit of our financial statement for the fiscal year ended June 30, 2009, PricewaterhouseCoopers LLP identified and communicated to us four material weaknesses relating to our (i) failure to maintain a sufficient number of accounting personnel with appropriate qualifications, (ii) accounting for equity method investments, (iii) accounting for equity instruments and (iv) certain period end closing processes. We believe such material weaknesses were remediated as of June 30, 2010.

We provided PricewaterhouseCoopers LLP with a copy of the above disclosure and requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of PricewaterhouseCoopers LLP's letter, dated September 27, 2011, was attached as Exhibit 16.1 to the Form 8-K that we filed on September 27, 2011.

Effective on September 26, 2011, the Audit Committee of our Board of Directors approved the appointment of Grant Thornton to serve as the Company's independent registered public accounting firm. During the two most recent fiscal years, and in the subsequent interim periods through September 26, 2011, we have not consulted with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents the aggregate fees for professional services and other services rendered by PricewaterhouseCoopers in each of the years ended June 30, 2011 and 2010:

	Year ended Jun 30,
	2011	2010
	(in thousands)
Audit Fees	$2,564	$2,833
Tax Fees	243	55
Other Services Fees	3	2

Total	$2,810	$2,890

Audit Fees. This category includes all services performed to comply with generally accepted auditing standards, such as fees for services provided in connection with statutory and regulatory filings, comfort letters, consents and assistance with and review of documents filed with the SEC, as well as services provided in connection with the company's conversion of its financial statements from IFRS to U.S. GAAP.

Tax Fees. This category consists of professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning.

Other Services Fees. This category consists of license fees of Comperio, PricewaterhouseCoopers' technical accounting research software.

The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm and the fees for these services. These services may include audit services, audit-related services, tax services and other services.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

General
Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our shareholders are entitled to vote at the annual meeting to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors or the compensation committee of the board.
Although the vote is non-binding, our Board of Directors and the compensation committee of the board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions affecting the compensation of our executive officers.
We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent ensuring executive compensation is substantially dependent on our financial performance and provide incentives for the attainment of our key strategic business objectives and aligning executives' incentives with the creation of shareholder value. The key elements of the compensation program that were in effect during the 2011 fiscal year for the Company's named executive officers are described in detail in the Compensation Discussion and Analysis section of this proxy statement.
Resolution
The shareholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers as described in this proxy statement:
“Resolved that the Company's shareholders hereby approve the compensation paid to the Company's executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”
The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

General
Pursuant to Section 14A(a)(2) of the Exchange Act , our shareholders are also entitled to vote at the annual meeting regarding whether the shareholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(1) of the Exchange Act (and as presented in Proposal 4 of this proxy statement) should occur every year, once every two years or once every three years. Shareholders will also have the option to abstain from voting on the matter. The shareholder vote on the frequency of the say-on-pay vote to approve executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors. A similar advisory vote will be provided to the shareholders every six years.
Although the vote is non-binding, both the board of directors and the compensation committee value the opinions of the shareholders and will consider the outcome of the vote when setting the frequency of the shareholder vote on executive compensation.
Shareholders have four choices with respect to the frequency of the shareholder vote for the approval of the compensation of our named executive officers. The four choices are as follows:

•	Every year;

•	Every two years;

•	Every three years; or

•	Abstain.
Recommendation of the Board
The Board of Directors has determined that an advisory shareholder vote on executive compensation once every three years is the best approach for the Company and its shareholders for a number of reasons, including the following:

•
A three-year cycle is in line with the long-term pay-for-performance objectives that the compensation committee seeks to attain in structuring executive officer compensation in a manner that focuses on long-term growth and sustained shareholder value.

•
A three-year cycle will provide shareholders with sufficient time and opportunity to evaluate the effectiveness of our short-term and long-term incentive programs, compensation strategies and pay-for-performance philosophy.

•
A three-year cycle will also provide the board of directors and the compensation committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement appropriate changes or modifications to our executive compensation programs.

Accordingly, the Board of Directors unanimously recommends that the shareholders choose, on an advisory basis, a three-year frequency (a vote FOR EVERY THREE YEARS) for the advisory shareholder vote to approve the compensation of our named executive officers. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR every three years as the frequency of the advisory shareholder vote on executive compensation described in this Proposal Four.
However, the shareholder vote under this Proposal 4 is not to approve the Board's recommendation but is instead a direct advisory vote on the particular frequency at which each shareholder would like the advisory vote on executive officer compensation to be conducted.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR
THE 2012 ANNUAL GENERAL MEETING
Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2012 annual general meeting of shareholders, we must have received the written proposal by such shareholder no later than June 20, 2012. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in the proxy materials.
If you wish to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in the Bye-laws to make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with our Bye-laws. In accordance with our Bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are submitted to us pursuant to written notice timely and accompanied by certain information. To be timely, a shareholder's written notice must be received by us not less than 60 nor more than 180 days to the date set for the annual general meeting of shareholders (or if no such date is set, the date that is not less than 60 nor more than 180 days prior to the anniversary of the previous year's annual general meeting of shareholders). The notice must contain the information specified in Section 59(4) of our Bye-laws with respect to the person to be nominated as director and include all material information on the proposal, statement or resolution to be put to the meeting, together with details of shareholder submitting the proposal, statement or resolution and such other information as may from time to time be specified by our Board. Section 59(4) of Bye-laws requires a nominating shareholder to include in the notice:

•	the meeting at which the person nominated is proposed for election as a director;

•
all such information relating to the nominee as is required in solicitations of proxies for the election of directors or as may be otherwise required pursuant to Section 14 and Schedule 14A under the Exchange Act;

•	the names and addresses of the nominating shareholder and the class and number of shares which are held by such shareholder

•	a written consent of the nominee to his being named in a proxy statement as a nominee and to serving as a Director, if elected.
Our board of directors will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with the Bye-laws and whether any such proposal will be acted upon at the annual general meeting of shareholders. All shareholder proposals and shareholder nominations should be mailed to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc. 475 Oakmead Parkway, Sunnyvale, CA 94085.
In addition, Section 79 of the Companies Act 1981 of Bermuda, as amended, provides that shareholders representing either (i) 5% of the total voting rights of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended June 30, 2011, we were a “foreign private issuer” for purpose of filing reports with the SEC under the Exchange Act, therefore our officers, directors and beneficial owners were not subject to Section 16(a) reporting requirements during such fiscal year.

OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holder named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with his best judgment.

By order of the Board of Directors,

Mike F. Chang
Chairman of the Board of Directors
Dated October 18, 2011

Alpha and Omega
Semiconductor Limited

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on November 17, 2011.

Vote by Internet

- Log on to the Internet and go to www.investorvote.com/AOSL
- Follow the steps outlined on the secured website.

Vote by telephone

- Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
- Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone.

  Standard rates will apply.
- Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR Proposal 1, 2 and 3 and "3 years" for Proposal 4.

1. To elect seven directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Mike F. Chang	☐	☐	02 - Yueh-Se Ho	☐	☐	03 - Chung Te Chang	☐	☐
04 - Mark A. Stevens	☐	☐	05 - Howard M. Bailey	☐	☐	06 - Thomas W. Steipp	☐	☐
07 - Richard W. Sevcik	☐	☐						

	For	Against	Abstain
2. To approve and ratify the appointment of Grant Thornton, LLP as independent registered public accounting firm of the Company, and to authorize the board of directors to determine its remuneration for the fiscal year ending June 30, 2012.	☐	☐	☐
3. The advisory approval of the compensation of the Company's named executive officers.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
4. The advisory approval of the frequency of advisory vote on the compensation of the Company's named executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: The signature(s) on this proxy should correspond exactly with the shareholder's name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

01DUFD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Alpha and Omega Semiconductor Limited

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 18, 2011 IN TAIWAN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Mike F. Chang and Ephraim Kwok, and each of them, attorneys of the undersigned (the "proxy holders"), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2011 annual meeting of shareholders (the "Meeting") of Alpha and Omega Semiconductor Limited (the "Company") to be held at the Company's Taiwan office located at 9F, No. 292, Yangguang Street, Neihu District, Taipei City 11491, Taiwan, at 9:00 a.m. (local time), on Friday, November 18, 2011, and any adjourned sessions thereof, and (2) vote all common shares of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. Each of the following matters is proposed by the Company, and none of the matters is conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

This Proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of all of the Director nominees listed in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "3 years" for Proposal 4.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE